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                                                      EXHIBIT (10)(iii)(A)9


                        LUCENT TECHNOLOGIES INC. OFFICER

                          INCENTIVE AWARD DEFERRAL PLAN

                           (Effective October 1, 1996)


1.  Eligibility

                  Any employee holding a position at Lucent Technologies Inc. ("Lucent") evaluated or classified above the "E-band" level and identified in Lucent's records as an officer of Lucent (hereinafter "Officer") who was a participant in the AT&T Senior Management Incentive Award Deferral Plan ("predecessor plan"), and any Officer of Lucent Technologies Inc. who is eligible for an award under the Lucent Technologies Inc. Short Term Incentive Plan (the "Short Term Incentive Plan") and/or who has been granted a Performance Award or a Stock Unit Award under the Lucent Technologies Inc. 1996 Long Term Incentive Program ("1996 Program"), shall be eligible to participate in this Lucent Technologies Inc. Officer Incentive Award Deferral Plan (the "Plan"). For purposes of the Plan, the term "Participating Company" shall include Lucent and any of its Affiliates (as defined in the 1996 Program).

2.  Participation

                  (a) Prior to the beginning of any calendar year, any Officer may elect to participate in the Plan by directing that (i) all or part of the awards under the Short Term Incentive Plan, or the Performance Awards or the Stock Unit Awards under the 1996 Program and/or (ii) all or part of the dividend equivalent payments under the 1996 Program, which such employee would otherwise receive currently in such calendar year and subsequent calendar years, shall be credited to a deferred account subject to the terms of the Plan. However, in no event shall the part of an award under any plan credited during


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any calendar year be less than $1,000 (based on a valuation at the time the award would otherwise be paid). There shall be no such minimum limitation on amounts credited during any calendar year that are related to dividend equivalent payments.

                  In addition, prior to the beginning of any calendar year, the Chairman of the Board and any other Officer designated by the Chairman of the Board may elect to participate in the Plan by directing that all or part of such Officer's salary, which such employee would otherwise receive currently in such calendar year and subsequent calendar years, shall be credited to a deferred account subject to the terms of the Plan.

                  (b) Such an election to participate in the Plan shall be in the form of a document executed by the employee and filed with the employee's Participating Company. An election related to awards, dividend equivalent payments and/ or salary otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.

                  (c) An election under this Plan (or the predecessor plan) shall continue until the employee terminates or modifies such election by written notice. Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to all awards, dividend equivalents and/or salary otherwise payable in subsequent calendar years.

                  (d) An eligible employee who has filed a termination of election may thereafter again file an election to participate with respect to awards, dividend equivalent payments and/or salary otherwise payable in calendar years subsequent to the filing of such election.


3.       Deferred Accounts

                  (a) Deferred amounts related to awards, dividend equivalent payments which would otherwise have been distributed in cash by a Participating Company and deferred amounts related to salary, including amounts previously deferred under the


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predecessor plan and credited under this Plan, shall be credited to the employee's account and shall bear interest from the date the awards, dividend equivalent payments and/or salary would otherwise have been paid. The interest credited to the account will be compounded at the end of each calendar quarter, and the annual rate of interest applied at the end of any calendar quarter shall be determined by the Lucent Board of Directors from time to time.

                  (b) Deferred amounts related to awards which would otherwise have been distributed in Lucent common shares by a Participating Company shall be credited to the employee's account as deferred Lucent shares. The employee's account shall also be credited on each dividend payment date for Lucent shares with an amount equivalent to the dividend payable on the number of Lucent common shares equal to the number of deferred Lucent shares in the employee's account on the record date for such dividend. Such amount shall then be converted to a number of additional deferred Lucent shares determined by dividing such amount by the price of Lucent common shares, as determined in the following sentence. The price of Lucent common shares related to any dividend payment date shall be the average of the daily high and low sale prices of Lucent common shares on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such dividend payment date, or the period of five trading days immediately preceding such dividend payment date if the NYSE is closed on the dividend payment date.

                  (c) In the event of any change in outstanding Lucent common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Lucent Board of Directors shall make such adjustments, if any, that it deems appropriate in the number of deferred Lucent shares then credited to employees' accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.


4.       Distribution


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                  (a) At the time an eligible employee makes an election to
participate in the Plan (or the predecessor plan), the employee shall also make an election with respect to the distribution (during the employee's lifetime or in the event of the employee's death) of the amounts credited to the employee's deferred account. Such an election related to the distribution during the employee's lifetime, of amounts otherwise payable currently in any calendar year, shall become irrevocable on the last day prior to the beginning of such calendar year. Any election related to the distribution of deferred amounts under the predecessor plan shall continue in effect under this Plan. The election related to the distribution in the event of the employee's death, including the designation of a beneficiary or beneficiaries, may be changed by the employee at any time by filing the appropriate document with the Secretary of the Company.

                  Amounts credited as cash plus accumulated interest shall be distributed in cash; amounts credited as deferred Lucent shares shall be distributed in the form of an equal number of Lucent shares.

                  (b) An employee may elect to receive the amounts credited to the employee's account in one payment or in some other number of approximately equal annual installments (not exceeding 20), provided however, that the number of annual installments may not extend beyond the life expectancy of the employee, determined as of the date the first installment is paid. The employee's election shall also specify that the first installment (or the single payment if the employee has so elected) shall be paid either (1) on the first day of the calendar quarter next following the end of the month in which the employee attains the age specified in such election, which age shall not be earlier than age 55 or later than age 70-1/2, (2) on the first day of the calendar quarter next following the end of the month in which the employee retires from a Participating Company or otherwise terminates employment with any Participating Company (except for a transfer to another Participating Company); provided, however, that the Lucent Board of Directors or the Corporate Governance and Compensation Committee of such Board may, in its sole


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discretion, direct that the first installment (or the single payment) shall be paid on the first day of the first calendar quarter in the calendar year next following the year of retirement or other termination of employment, or (3) on the first day of the first calendar quarter in the calendar year next following the calendar year in which the employee retires from a Participating Company or otherwise terminates employment with any Participating Company (except for a transfer to another Participating Company).

                  (c) Notwithstanding an election pursuant to Paragraph (b) of this Section 4, the entire amount then credited to an employee's account shall be paid immediately in a single payment (a) if the employee is discharged for cause by his or her Participating Company, (b) if the Board of Directors of such Participating Company determined that the employee engaged in misconduct in connection with the employee's employment with the Participating Company, (c) if the employee without the consent of the Board of Directors of his or her Participating Company, while employed by such Participating Company or after the termination of such employment, engages in "competitive activity" as such term is defined in the Lucent Technologies Inc. Non-Competition Guideline as in effect from time to time.

                  (d) An employee may elect that, in the event the employee should die before full payment of all amounts credited to the employee's account, the balance of the deferred amounts shall be distributed in one payment or in some other number of approximately equal annual installments (not exceeding 10) to the beneficiary or beneficiaries designated in writing by the employee, or if no designation has been made, to the estate of the employee. The first installment (or the single payment if the employee has so elected) shall be paid on the first day of the calendar quarter next following the month of death; provided, however, that the Lucent Board of Directors or the Corporate Governance and Compensation Committee of such Board may, in its sole discretion, direct that the first installment (or the single payment) shall be paid on the first day of the first calendar quarter in the calendar year next following the year of death.


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                  (e) Installments subsequent to the first installment to the employee, or to a beneficiary or to the employee's estate, shall be paid on the first day of the applicable calendar quarter in each succeeding calendar year until the entire amount credited to the employee's deferred account shall have been paid. Deferred amounts held pending distribution shall continue to be credited with interest or additional deferred Lucent shares, as applicable, determined in accordance with Section 3(a) and (b).

                  (f) In the event an employee, or the employee's beneficiary after the employee's death, incurs a severe financial hardship, the Lucent Board of Directors or the Corporate Governance and Compensation Committee of such Board, in its sole discretion, may accelerate or otherwise revise the payment schedule from the employee's account to the extent reasonably necessary to eliminate the severe financial hardship. For the purpose of this subsection (f), a severe financial hardship must have been caused by an accident, illness, or other event beyond the control of the employee or, if applicable, the beneficiary.

                  (g) The obligation to make a distribution of deferred amounts credited to an employee's account during any calendar year plus the additional amounts credited on such deferred amounts pursuant to Section 3(a) and (b) shall be borne by the Participating Company which otherwise would have paid the related award or salary currently. However, the obligation to make distribution with respect to deferred amounts which are related to amounts credited as deferred amounts under the predecessor plan, and with respect to which no Participating Company would otherwise have paid the related award or deferred amount currently, shall be borne by the Participating Company to which the Participant has been assigned as of October 1, 1996.


5.       Miscellaneous

                  (a) The deferred amounts, including amounts previously deferred under the predecessor plan and credited under this Plan, shall be held in the general funds of the


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Participating Companies. The Participating Companies shall not be required to reserve, or otherwise set aside, funds for the payment of such amounts.

               (b) The rights of an employee to any deferred amounts plus the additional amounts credited pursuant to Section 3(a) and (b) shall not be subject to assignment by the employee.

               (c) The Senior Vice President - Human Resources of Lucent shall have the authority to administer and to interpret the Plan.

               (d) The Lucent Board of Directors may at any time amend the Plan or terminate the Plan, but such amendment or termination shall not adversely affect the rights of any employee, without his or her consent, to any benefit under the Plan to which such employee may have previously become entitled prior to the effective date of such amendment or termination. The Senior Vice President - Human Resources of Lucent with the concurrence of the Senior Vice President and General Counsel of Lucent shall be authorized to make minor or administrative changes to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes).


Approved and Adopted

_______________________________                   Date:_________________________